EXHIBIT (2)(s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

JOHN HANCOCK PREMIUM DIVIDEND FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, no par value	Rule 457(c)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Common Shares, no par value	Rule 415(a)(6)	1,786,956	$12.82	$22,908,775.92	0.00015310	$3,507.34	N-2	333-264266	April 13, 2022	$3,036.85

Total Offering Amounts

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$0.00

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Common Shares of beneficial interest on January 23, 2025 as reported on the New York Stock Exchange.